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As filed with the Securities and Exchange Commission on January 23, 2004

REGISTRATION NO. 333-111564

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LIBERTY MEDIA CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	4841	84-1288730
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification code number)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard, Englewood, Colorado 80112, (720) 875-5400
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Elizabeth M. Markowski, Esq.
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400
(Name, address, including zip code, and telephone
number, including area code, of agent for service)	Copy To: Marc A. Leaf, Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112-4998 (212) 408-2500

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date hereof.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [    ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [    ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [    ]

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

LIBERTY MEDIA CORPORATION
13,304,337 Shares
of
Series A Common Stock

        This prospectus relates to 13,304,337 shares of our Series A common stock, par value $.01 per share, which may be sold from time to time by the selling stockholders named herein.

        The shares of our Series A common stock offered hereby were initially sold by us in private placements to (a) certain stockholders of UnitedGlobalCom, Inc. in connection with our purchase of their Class B common stock of UnitedGlobalCom and (b) certain executives of UnitedGlobalCom in consideration of their execution and delivery of non-competition and non-solicitation agreements in favor of us. The foregoing stockholders and executives of UnitedGlobalCom are referred to as selling stockholders in this prospectus.

        The selling stockholders may offer and sell the shares of our Series A common stock offered hereby directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. Shares of our Series A common stock may be sold in one or more transactions at fixed or negotiated prices or at prices based on prevailing market prices at the time of sale.

        We will not receive any of the proceeds from the sale of shares of our Series A common stock by the selling stockholders. We are, however, responsible for expenses incident to the registration under the Securities Act of 1933 of the offer and sale of the shares of our Series A common stock by the selling stockholders.

        Our Series A common stock is listed on the New York Stock Exchange under the symbol "L". On January 22, 2004, the closing sale price of our Series A common stock on the NYSE was $12.32 per share.

        Investing in our securities involves risks. You should carefully consider the matters described under the caption "Risk Factors" beginning on page 2 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 23, 2004

TABLE OF CONTENTS

COMPANY SUMMARY	1
RISK FACTORS	2
CAUTIONARY STATEMENTS CONCERNING FORWARD LOOKING STATEMENTS	7
USE OF PROCEEDS	8
SELLING STOCKHOLDERS	8
PLAN OF DISTRIBUTION	9
LEGAL MATTERS	11
EXPERTS	11
WHERE TO FIND MORE INFORMATION	12

 COMPANY SUMMARY

        The following summary highlights selected information included or incorporated by reference into this prospectus to help you understand our company. For a more complete understanding of our company and the securities being offered hereby, we encourage you to read this entire document carefully, including the "Risk Factors" section, and all of the documents that we incorporate by reference into this prospectus. All references to "Liberty, " "we," "us" and words of similar effect refer to Liberty Media Corporation and, unless the context otherwise requires, its consolidated subsidiaries.

Our Company

        We are a holding company that, through our ownership of interests in subsidiaries and affiliates, is primarily engaged in (i) electronic retailing, (ii) international cable television distribution, telephony and programming, and (iii) the production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software. In addition, companies in which we own interests are engaged in, among other things, (i) interactive commerce via the Internet, television and telephone, (ii) domestic cable and satellite broadband distribution services, and (iii) wireless domestic telephony and other technology ventures. Through our affiliated companies, we operate in the United States, Europe, South America and Asia. Our principal assets include interests in QVC, Inc., Starz Encore Group LLC, Ascent Media Group, Inc., Discovery Communications, Inc., UnitedGlobalCom, Inc., Jupiter Telecommunications Co., Ltd., Court Television Network, Game Show Network, InterActiveCorp and The News Corporation Limited.

        Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5400, and our company website is www.libertymedia.com.

Recent Developments

        Acquisition of Outstanding Class B Common Stock of UnitedGlobalCom, Inc.    On January 5, 2004, the holders of all of UnitedGlobalCom, Inc.'s 8,198,016 outstanding shares of Class B common stock transferred their Class B shares to us in exchange for 12,576,968 shares of our Series A common stock and a cash payment of approximately $12.9 million. We refer to this transaction as the "founders transaction." The combination of the Class B shares acquired in the founders transaction with the approximately 303.1 million shares of UnitedGlobalCom's Class C common stock and approximately 4.3 million shares of UnitedGlobalCom's Class A common stock already owned by us and our recent exercise of preemptive rights to acquire approximately 15.2 million additional shares of UnitedGlobalCom's Class A common stock results in our ownership of approximately 55% of UnitedGlobalCom's outstanding common stock, which represents approximately 92% of the outstanding voting power of UnitedGlobalCom.

        As a result of the founders transaction:

  •
  the restrictions on voting contained in our Standstill Agreement with UnitedGlobalCom have terminated;

  •
  our Stockholders Agreement with the holders of UnitedGlobalCom's Class B common stock has terminated;

  •
  beginning with the next annual meeting of UnitedGlobalCom's stockholders, all of the classes of UnitedGlobalCom's common stock will vote together in the election of directors; and

  •
  we now control UnitedGlobalCom.

        In connection with the consummation of the founders transaction, we entered into a new Standstill Agreement with UnitedGlobalCom that provides that we may not acquire more than 90% of UnitedGlobalCom's outstanding common stock unless we make an offer or effect another transaction to acquire all of the outstanding common stock of UnitedGlobalCom.

RISK FACTORS

        An investment in our Series A common stock involves risk. You should carefully consider the following factors, as well as the other information included in this prospectus and in the documents we have incorporated by reference before deciding to purchase our Series A common stock. Any of the following risks could have a material adverse effect on the value of our Series A common stock.

Factors Relating to our Company

        We depend on a limited number of potential customers for carriage of our programming services. The cable television and direct-to-home satellite industries have been undergoing a period of consolidation. As a result, the number of potential buyers of our programming services and those of our business affiliates is decreasing. In this more concentrated market, there can be no assurance that our owned and affiliated program suppliers will be able to obtain or maintain carriage of their programming services by distributors on commercially reasonable terms or at all.

        The liquidity and value of our interests in our business affiliates may be adversely affected by stockholder agreements and similar agreements to which we are a party. We own equity interests in a broad range of domestic and international video programming and communications businesses. A significant portion of the equity interests we own is held pursuant to stockholder agreements, partnership agreements and other instruments and agreements that contain provisions that affect the liquidity, and therefore the realizable value, of those interests. Most of these agreements subject the transfer of the stock, partnership or other interests constituting equity interests to consent rights or rights of first refusal of the other stockholders or partners. In certain cases, a change in control of our company or of the subsidiary holding our equity interest will give rise to rights or remedies exercisable by other stockholders or partners, such as a right to initiate or require the initiation of buy/sell procedures. Some of our subsidiaries and business affiliates are parties to loan agreements that restrict changes in ownership of the borrower without the consent of the lenders. All of these provisions will restrict our ability to sell those equity interests and may adversely affect the price at which those interests may be sold. For example, in the event buy/sell procedures are initiated at a time when we are not in a financial position to buy the initiating party's interest, we could be forced to sell our interest at a price based upon the value established by the initiating party, and that price might be significantly less than what we might otherwise obtain.

        We do not have the right to manage our business affiliates, which means we cannot cause those affiliates to operate in a manner that is favorable to us. We do not have the right to manage the businesses or affairs of any of our business affiliates in which we have less than a majority voting interest. Rather, our rights may take the form of representation on the board of directors or a partners' or similar committee that supervises management or possession of veto rights over significant or extraordinary actions. The scope of our veto rights varies from agreement to agreement. Although our board representation and veto rights may enable us to exercise influence over the management or policies of an affiliate and enable us to prevent the sale of material assets by a business affiliate in which we own less than a majority voting interest or prevent it from paying dividends or making distributions to its stockholders or partners, they do not enable us to cause these actions to be taken.

        Our business is subject to risks of adverse government regulation. Programming services, cable television systems, the Internet, telephony services and satellite carriers are subject to varying degrees of regulation in the United States by the Federal Communications Commission and other entities and in foreign countries by similar entities. Such regulation and legislation are subject to the political process and have been in constant flux over the past decade. The application of various sales and use tax provisions under state, local and foreign law to certain of our subsidiaries' and business affiliates' products and services sold via the Internet, television and telephone is subject to interpretation by the applicable taxing authorities, and no assurance can be given that such authorities will not take a contrary position to that taken by those subsidiaries and business affiliates, which could have a material adverse effect on their business. In addition, there have been numerous attempts at the Federal, state and local levels to impose additional taxes on on-line commerce transactions. Moreover, substantially every foreign country in which we have, or may in the future make, an investment regulates, in varying degrees, the distribution, content and ownership of programming services and foreign investment in programming companies and wireline and wireless cable communications, satellite and telephony services and the Internet. Further material changes in the law and regulatory requirements must be anticipated, and there can be no assurance that our business and the business of our affiliates will not be adversely affected by future legislation, new regulation or deregulation.

        The success of certain of our subsidiaries and business affiliates whose businesses involve the Internet depends on maintaining the integrity of their systems and infrastructure. A fundamental requirement for online commerce and communications is the secure transmission of confidential information, such as credit card numbers or other personal information, over public networks. If the security measures of any of our subsidiaries or business affiliates engaged in on-line commerce were to be compromised, it could have a detrimental effect on their reputation and adversely affect their ability to attract customers.

        Computer viruses transmitted over the Internet have significantly increased in recent years, thereby increasing the possibility of disabling attacks on and damage to websites of our subsidiaries and business affiliates whose businesses are dependent on the Internet. In addition, certain of our subsidiaries and business affiliates rely on third-party computer systems and service providers to facilitate and process a portion of their transactions. Any interruptions, outages or delays in these services, or a deterioration in their performance, could impair the ability of our subsidiaries and business affiliates to process transactions for their customers and the quality of service they can offer to them.

        We may make significant capital contributions and loans to our subsidiaries and business affiliates to cover their operating losses and fund their development and growth, which could limit the amount of cash available to pay our own financial obligations or to make acquisitions or investments. The development of video programming, communications and technology businesses involves substantial costs and capital expenditures. As a result, a number of our business affiliates have incurred operating and net losses to date. Our results of operations include our, and our consolidated subsidiaries', share of the net losses of affiliates. Our results of operations included net earnings (losses) attributable to affiliates of $128 million, $(554) million, $(453) million, $(4,906) million and $(3,485) million for the nine months ended September 30, 2003 and 2002, and for the years ended December 31, 2002, 2001 and 2000, respectively.

        We have assisted, and may in the future assist, our subsidiaries and business affiliates by guaranteeing bank and other obligations. At September 30, 2003, we and our consolidated subsidiaries in the aggregate had guaranteed obligations under certain film output agreements and various loans, leases, notes payable, letters of credit and other obligations of certain of our subsidiaries and business affiliates totaling approximately $1,013 million.

        To the extent we make loans and capital contributions to our subsidiaries and business affiliates or we are required to expend cash due to a default by a subsidiary or business affiliate of any obligation we guarantee, there will be that much less cash available to us with which to pay our own financial obligations or make acquisitions or investments.

        If we fail to meet required capital calls to a business affiliate, we could be forced to sell our interest in that company, our interest in that company could be diluted or we could forfeit important rights. We are parties to stockholder and partnership agreements that provide for possible capital calls on stockholders and partners. Our failure to meet a capital call, or other commitment to provide capital or loans to a particular business affiliate, may have adverse consequences to us. These consequences may include, among others, the dilution of our equity interest in that company, the forfeiture of our right to vote or exercise other rights, the right of the other stockholders or partners to force us to sell our interest at less than fair value, the forced dissolution of the company to which we have made the commitment or, in some instances, a breach of contract action for damages against us. Our ability to meet capital calls or other capital or loan commitments is subject to our ability to access cash. See "—We are a holding company, and we could be unable in the future to obtain cash in amounts sufficient to service our financial obligations" below.

        Those of our subsidiaries and business affiliates that operate outside of the United States are subject to numerous operational risks.Those of our subsidiaries and business affiliates that operate primarily in countries other than the United States are subject to the following risks inherent in international operations:

  •
  fluctuations in currency exchange rates;

  •
  longer payment cycles for sales in foreign countries that may increase the uncertainty associated with recoverable accounts;

  •
  difficulties in staffing and managing international operations; and

  •
  political unrest that may result in disruptions of services that are critical to their businesses.

        The economies in many of the operating regions of our international subsidiaries and business affiliates have recently experienced recessionary conditions, which have adversely affected the financial condition of their businesses. The economies in many of the operating regions of our international subsidiaries and business affiliates have recently experienced moderate to severe recessionary conditions, including Argentina, Chile, the United Kingdom, Germany and Japan, among others, which have strained consumer and corporate spending and financial systems and financial institutions in these areas. As a result, our international subsidiaries and affiliates have experienced a reduction in consumer spending and demand for services coupled with an increase in borrowing costs, which has, in some cases, caused certain of our affiliates to default on their own indebtedness. We cannot assure you that these economies will recover in the future or that continued economic weakness will not lead to further reductions in consumer spending or demand for services. We also cannot assure you that our subsidiaries and affiliates in these regions will be able to obtain sufficient capital or credit to fund their operations.

        We have taken significant impairment charges due to other than temporary declines in the market value of certain of our available for sale securities. We own equity interests in a significant number of publicly traded companies which we account for as available for sale securities. We are required by accounting principles generally accepted in the United States to determine, from time to time, whether a decline in the market value of any of those investments below our cost for that investment is other than temporary. If we determine that the decline is other than temporary, we are required to write down our cost to a new cost basis, with the amount of the write-down accounted for as a realized loss in the determination of net income for the period in which the write-down occurs. We realized losses of $28 million, $5,402 million, $6,053 million, $4,101 million and $1,463 million for the nine months ended September 30, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000, respectively, due to other than temporary declines in the fair value of certain of our available for sale securities, and we may be required to realize further losses of this nature in future periods. We consider a number of factors in determining the fair value of an investment and whether any decline in an investment is other than temporary. As our assessment of fair value and any resulting impairment losses requires a high degree of judgment and includes significant estimates and assumptions, the actual amount we may eventually realize for an investment could differ materially from our assessment of the value of that investment made in an earlier period.

        We are a holding company, and we could be unable in the future to obtain cash in amounts sufficient to service our financial obligations.Our ability to meet our financial obligations depends upon our ability to access cash. We are a holding company, and our sources of cash include our available cash balances, net cash from operating activities, dividends and interest from our investments, availability under credit facilities, monetization of our public investment portfolio and proceeds from asset sales. We cannot assure you that we will maintain significant amounts of cash, cash equivalents or marketable securities in the future.

        The ability of our operating subsidiaries to pay dividends or to make other payments or advances to us depends on their individual operating results and any statutory, regulatory or contractual restrictions to which they may be or may become subject. Some of our subsidiaries are subject to loan agreements that restrict sales of assets and prohibit or limit the payment of dividends or the making of distributions, loans or advances to stockholders and partners.

        We generally do not receive cash, in the form of dividends, loans, advances or otherwise, from our business affiliates. In this regard, we do not have sufficient voting control over most of our business affiliates to cause those companies to pay dividends or make other payments or advances to their partners or stockholders, including us.

        Certain of our subsidiaries are subject to bank credit agreements that contain restrictions on how they finance their operations and operate their businesses, which could impede their ability to engage in transactions that would be beneficial to them and us. Certain of our subsidiaries are subject to significant financial and operating restrictions contained in outstanding credit facilities. These restrictions will affect, and in some cases significantly limit or prohibit, among other things, the ability of those subsidiaries to:

  •
  borrow more funds;

  •
  pay dividends or make other upstream distributions;

  •
  make investments;

  •
  engage in transactions with us or other affiliates; or

  •
  create liens on their assets.

        As a result of restrictions contained in these credit facilities, the companies party thereto, and their subsidiaries, could be unable to obtain additional capital in the future to:

  •
  fund capital expenditures or acquisitions that could improve their value;

  •
  meet their loan and capital commitments to their business affiliates;

  •
  invest in companies in which they would otherwise invest;

  •
  fund any operating losses or future development of their business affiliates;

  •
  obtain lower borrowing costs that are available from secured lenders or engage in advantageous transactions that monetize their assets; or

  •
  conduct other necessary or prudent corporate activities.

        We are typically prohibited from or significantly restricted in accessing the net cash of our subsidiaries which have outstanding credit facilities.

        In addition, some of the credit agreements to which our subsidiaries are parties require them to maintain financial ratios, including ratios of total debt to operating cash flow and operating cash flow to interest expense. If our subsidiaries fail to comply with the covenant restrictions contained in the credit agreements, that failure could result in a default that accelerates the maturity of the indebtedness under those agreements.

        As of September 30, 2003, the subsidiary of our company that operates the DMX Music service was not in compliance with three covenants contained in its bank loan agreement, under which it has $89 million outstanding. Although the subsidiary and the participating banks have entered into a forbearance agreement whereby the banks have agreed to forbear from exercising certain default-related remedies against the subsidiary through March 31, 2004, we cannot assure you that the subsidiary will be able to regain covenant compliance or refinance the bank loan or that the banks will not eventually seek to exercise their remedies.

Factors Relating to our Series A Common Stock

        Our stock price may decline significantly because of stock market fluctuations that affect the prices of the public companies in which we have ownership interests. The stock market has recently experienced significant price and volume fluctuations that have affected the market prices of securities of media and other technology companies. We own equity interests in many media and technology companies. If market fluctuations cause the stock price of these companies to decline, our stock price may decline.

        Our stock price has fluctuated significantly over the last year.    During the past year, the stock market has experienced significant price and volume fluctuations that have affected the market prices of our stock. In the future, our stock price may be materially affected by, among other things:

  •
  actual or anticipated fluctuations in our operating results or those of the companies in which we invest;

  •
  potential acquisition activity by our company or the companies in which we invest;

  •
  issuances of debt or equity securities to raise capital by us or the companies in which we invest;

  •
  changes in financial estimates by securities analysts regarding our company or companies in which we invest; or

  •
  general market conditions.

        It may be difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders. Certain provisions of our restated certificate of incorporation and bylaws may discourage, delay or prevent a change in control of our company that a stockholder may consider favorable. These provisions include the following:

  •
  authorizing a dual class structure, which entitles the holders of our Series B common stock to ten votes per share and the holders of our Series A common stock to one vote per share;

  •
  authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  •
  classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

  •
  limiting who may call special meetings of stockholders;

  •
  prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of the stockholders; and

  •
  establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

        Our chairman, John C. Malone, holds the power to direct the vote of approximately 44% of our outstanding voting power, including the power to direct the vote of approximately 94% of the outstanding shares of our Series B common stock. Dr. Malone holds a portion of his voting power over our Series B common stock pursuant to a stockholders agreement with the Estate of Bob Magness, the late Kim Magness, Gary Magness and certain limited liability companies controlled by Gary Magness.

        Section 203 of the Delaware corporate statute and our stock incentive plan may also discourage, delay or prevent a change in control of our company even if such change of control would be in the best interests of our stockholders.

CAUTIONARY STATEMENTS CONCERNING FORWARD LOOKING STATEMENTS

        Certain statements in this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent that such statements are not recitations of historical fact, such statements constitute forward-looking statements which, by definition, involve risks and uncertainties. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

  •
  general economic and business conditions and industry trends;

  •
  consumer spending levels, including the availability and amount of individual consumer debt;

  •
  spending on domestic and foreign television advertising;

  •
  the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate;

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  continued consolidation of the broadband distribution industry;

  •
  uncertainties inherent in the development and integration of new business lines and business strategies;

  •
  rapid technological changes;

  •
  the acquisition, development and/or financing of telecommunications networks and services;

  •
  uncertainties associated with product and service development and market acceptance, including the development and provision of programming for new television and telecommunications technologies;

  •
  future financial performance, including availability, terms and deployment of capital;

  •
  the ability of suppliers and vendors to deliver products, equipment, software and services;

  •
  the outcome of any pending or threatened litigation;

  •
  availability of qualified personnel;

  •
  changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings;

  •
  changes in the nature of key strategic relationships with partners and joint venturers;

  •
  competitor responses to our products and services, and the products and services of the entities in which we have interests; and

  •
  threatened terrorists attacks and ongoing military action in the Middle East and other parts of the world.

        These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of any shares of our Series A common stock by the selling stockholders.

SELLING STOCKHOLDERS

        We issued and sold the Series A common stock being offered hereby in private placements that were exempt from the registration requirements of the Securities Act. The selling stockholders listed in the table below may offer and sell, pursuant to this prospectus, any or all of the shares of our Series A common stock owned by them and offered hereby in accordance with one or more of the methods of distribution described under the caption "Plan of Distribution."

        On August 18, 2003, we entered into a Share Exchange Agreement (the "Share Exchange Agreement") with the holders (the "Class B Holders") of all of the outstanding shares of Class B common stock, $0.01 par value per share ("Class B Shares"), of UnitedGlobalCom, Inc. ("United"). We and the holders of a majority of the Class B Shares amended the Share Exchange Agreement on December 22, 2003. On January 5, 2004, at the closing of the transactions contemplated by the Share Exchange Agreement, we acquired from the Class B Holders 8,198,016 Class B Shares, representing all of the outstanding Class B Shares of United, in exchange (the "Exchange") for an aggregate of 12,576,968 shares of our Series A common stock and $12,857,099.23 in cash. This amount of cash was intended to be equal to one-half of the Class B Holders' federal and state income tax liability arising as a result of our acquisition of their Class B Shares in exchange for shares of our Series A common stock.

        On December 19, 2003, we and four executives of United entered into non-competition and non-solicitation agreements whereby, among other things, in consideration for the issuance to those executives of an aggregate of 727,369 shares of our Series A common stock at the closing of the Exchange, each executive agreed not to (a) own, manage, operate, or participate in the ownership, management, operation or control of, or otherwise be connected with any entity in the business of providing broadband communications services in competition with us and our subsidiaries outside the United States, or (b) directly or indirectly, solicit or interfere with, or endeavor to entice away, any of our or our subsidiaries' suppliers, customers or employees, in each case, during the period in which such executive is employed by United and/or its subsidiaries and two years after the date such executive ceases to be employed by United or any of its subsidiaries, provided that such period will in any event terminate on January 5, 2009.

        In connection with the Exchange, and in accordance with the terms of the registration rights agreement we entered into with the selling stockholders on December 19, 2003, we filed the registration statement of which this prospectus forms a part.

        We entered into the Share Exchange Agreement in order to acquire control of United. We beneficially own approximately 55% of United's outstanding common stock, representing approximately 92% of the outstanding voting power of United's common stock on all matters to be voted upon by the stockholders of United.

        The following table sets forth information with respect to each selling stockholder and the number of shares of Series A common stock owned by such person. The entire number of shares of Series A common stock owned by each of the selling stockholders named in the table may be sold pursuant to this prospectus. Because each selling stockholder may sell all or some of its shares of Series A common stock from time to time under this prospectus, no estimate can be given at this time as to the number of shares of Series A common stock that will be held by a particular selling stockholder following any sale of Series A common stock by it. Changes in the information concerning the selling stockholders will be set forth in supplements to this prospectus when and if necessary. As of October 31, 2003, there were 2,691,592,648 shares of our Series A common stock outstanding.

Name	Number of shares of Series A common stock that may be sold	Percentage of outstanding shares of Series A common stock
Albert & Carolyn Company	289,136	*
Carollo Company	289,146	*
Michael T. Fries	228,750	*
G. Schneider Holdings, LLLP	3,982,566	*
The GWS Trust	520,000	*
James R. Carollo Living Trust	289,136	*
Kathleen Jaure	99,986	*
John B. Carollo Living Trust	144,560	*
April Brimmer Kunz	42,583	*
Jim Rochelle	86,986	*
Rochelle Investment Limited Partnership	289,078	*
Rochelle Limited Partnership	2,336,022	*
Gene W. Schneider	4,185,726	*
Mark L. Schneider	228,750	*
Ellen P. Spangler	134,935	*
Tina M. Wildes	156,977	*

Total	13,304,337	*

*
Less than 1%.

        We prepared the above table based on information supplied to us by the selling stockholders named in the table. No selling stockholder has indicated that it has had any material relationship with us or our affiliates during the past three years, other than relating to United, or that it is a registered broker-dealer or an affiliate of a registered broker-dealer.

PLAN OF DISTRIBUTION

        The selling stockholders may sell shares of our Series A common stock covered by this prospectus from time to time in any legal manner selected by the selling stockholders, including directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular broker-dealer or agent may be in excess of those customary in the types of transactions involved. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the securities covered by this prospectus.

        Each of the selling stockholders has advised us that shares of our Series A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale and/or at negotiated prices. These sales may be effected in one or more transactions, including:

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  on the New York Stock Exchange;

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  in the over-the-counter market;

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  in transactions otherwise than on the New York Stock Exchange or in the over-the-counter market; or

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  any combination of the foregoing.

        In addition, the selling stockholders may also enter into hedging and/or monetization transactions. For example, the selling stockholders may:

  •
  enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will engage in short sales of shares of our Series A common stock;

  •
  itself sell short shares of our Series A common stock under this prospectus and Series A common stock held by it to close out any short position;

  •
  enter into options, forwards or other transactions that require the selling stockholder to deliver, in a transaction exempt from registration under the Securities Act, shares of our Series A common stock to a broker-dealer or an affiliate of a broker-dealer or other third party; or

  •
  loan or pledge shares of our Series A common stock to a broker-dealer or affiliate of a broker-dealer or other third party.

        Each of the selling stockholders has advised us that it has not entered into any agreements, arrangements or understandings with any broker-dealer or agent regarding the sale of its shares of our Series A common stock. Each selling stockholder may sell any or all of the shares of our Series A common stock offered by it pursuant to this prospectus. In addition, there can be no assurance that the selling stockholders will not transfer, devise or gift shares of our Series A common stock by other means not described in this prospectus. With our consent, transferees, donees, pledgees or other successors in interest of any selling stockholder will become selling stockholders for the purposes of this prospectus.

        There can be no assurance that the selling stockholders will sell any or all of their shares of our Series A common stock pursuant to this prospectus.

        The aggregate proceeds to the selling stockholders from the sale of shares of our Series A common stock offered by it will be the purchase price of such shares less discounts, concessions and commissions, if any. If shares of our Series A common stock are sold through broker-dealers, the selling stockholder will be responsible for discounts and commissions and/or agent's commissions. We will not receive any of the proceeds from the sale of shares of our Series A common stock covered by this prospectus.

        In order to comply with the securities laws of some states, if applicable, shares of our Series A common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares of our Series A common stock may not be sold unless they have been registered or qualified for sale or any exemption from registration or qualification requirements is available and is complied with.

        Any broker-dealers or agents that participate in the sale of the securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of shares of our Series A common stock by the selling stockholders and any discounts, concessions or commissions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

        To the extent required, the shares of our Series A common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent or dealer, and any applicable discounts, concessions or commissions with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part.

        We have agreed to indemnify the selling stockholders and each of their directors, officers and controlling persons against certain liabilities, including specified liabilities under the Securities Act, or to contribute with respect to payments that the selling stockholders may be required to make in respect of such liabilities. Each of the selling stockholders has agreed to indemnify us for liabilities arising under the Securities Act with respect to written information furnished to us by it or to contribute with respect to payments in connection with such liabilities.

        We have agreed to pay all of the costs, fees and expenses incident to our registration of the resale of the selling stockholders' shares of our Series A common stock, excluding any legal fees of the selling stockholders and fees, discounts or commissions attributable to the sale of such shares.

        Under our registration rights agreement with the selling stockholders, we will use our commercially reasonable efforts to keep the registration statement of which this prospectus forms a part continuously effective, subject to customary suspension periods, until the date that is the earlier of the first anniversary of the closing of the Exchange and the date all of the shares subject to this registration statement have been sold by the selling stockholders.

        Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions. In these cases, we may suspend offers and sales of our Series A common stock pursuant to the registration statement to which this prospectus relates.

LEGAL MATTERS

        Certain legal matters with respect to the validity of the securities that may be sold pursuant to this prospectus will be passed upon for us by Baker Botts L.L.P., New York, New York, and for any broker-dealers or agents, by counsel named in the applicable prospectus supplement.

EXPERTS

        The consolidated balance sheets of Liberty Media Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference herein in reliance upon the report, dated March 17, 2003, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        As discussed in notes 3 and 7 to the consolidated financial statements, Liberty Media Corporation changed its method of accounting for intangible assets in 2002 and for derivative financial instruments in 2001.

        The consolidated balance sheets of Telewest Communications plc and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity/(deficit) and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report, dated March 26, 2003, except for note 3, which is as of January 16, 2004, of KPMG Audit plc, independent chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The report of KPMG Audit plc dated March 26, 2003, except for note 3, which is as of January 16, 2004, contains an explanatory paragraph that states that Telewest Communications plc is undergoing financial restructuring which raises substantial doubt about its ability to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As discussed in note 3 to the consolidated financial statements, the 2002 consolidated financial statements have been restated.

        As discussed in note 4 to the consolidated financial statements, Telewest Communications plc changed its method of accounting for intangible assets in 2002 and derivative instruments in 2001.

WHERE TO FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the securities that may be sold by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits thereto. You should refer to the registration statement, including its exhibits and schedules, for further information about our company and the securities that may be sold pursuant to this prospectus.

        The Securities and Exchange Commission allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and is deemed to be part of this document except for any information superseded by this document or any other document incorporated by reference into this document. Any statement, including financial statements, contained in our Annual Report on Form 10-K for the year ended December 31, 2002, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2002, and by Amendment No. 2 to the Annual Report on Form 10-K/A for the year ended December 31, 2002, shall be deemed to be modified or superseded to the extent that a statement, including financial statements, contained in this prospectus or in any other later incorporated document modifies or supersedes that statement. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  •
  Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 25, 2003, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2002, filed on April 9, 2003, and by Amendment No. 2 to the Annual Report on Form 10-K/A for the year ended December 31, 2002, filed on January 21, 2004.

  •
  Quarterly Report on Form 10-Q for the three months ended March 31, 2003, filed on May 14, 2003.

  •
  Quarterly Report on Form 10-Q for the six months ended June 30, 2003, filed on August 13, 2003.

  •
  Quarterly Report on Form 10-Q for the nine months ended September 30, 2003, filed on November 13, 2003.

  •
  Current Report on Form 8-K, filed on March 3, 2003.

  •
  Current Report on Form 8-K, filed on April 11, 2003.

  •
  Current Report on Form 8-K, filed on May 7, 2003.

  •
  Current Report on Form 8-K, filed on July 8, 2003.

  •
  Current Report on Form 8-K, filed on September 10, 2003.

  •
  Current Report on Form 8-K, filed on September 18, 2003, as amended by Current Report on Form 8-K/A, filed on September 24, 2003, and by Current Report on Form 8-K/A, filed on November 12, 2003.

  •
  Current Report on Form 8-K, filed on September 23, 2003.

  •
  Current Report on Form 8-K, filed on December 2, 2003.

  •
  Current Report on Form 8-K, filed on December 4, 2003.

  •
  The description of our capital stock contained in Annex A to our Form 8-A filed under the Securities Exchange Act of 1934 on July 24, 2001, and any amendment or report filed for the purpose of updating such description.

        You may request a copy of these filings at no cost, by writing or telephoning the office of:

Investor Relations
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (877) 772-1518

        Our annual, quarterly and special reports and other information are on file with the Securities and Exchange Commission. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also inspect our filings at the regional office of the Securities and Exchange Commission located at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. Information contained on any website referenced in this prospectus is not incorporated by reference in this prospectus.

        This prospectus incorporates by reference documents which include information concerning Ascent Media Group, Inc., Liberty Satellite & Technology, Inc., On Command Corporation, OpenTV Corp. and UnitedGlobalCom, Inc., among other companies. To the extent that such companies are public companies, they file reports and other information with the Securities and Exchange Commission in accordance with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934. Information incorporated by reference into this prospectus concerning those companies has been derived from the reports and other information filed by them with the Securities and Exchange Commission. Those reports and other information are not incorporated by reference into this prospectus. You may read and copy any reports and other information filed by those companies with the Securities and Exchange Commission as set forth above. On July 1, 2003, November 12, 2003 and December 5, 2003, respectively, Ascent Media Group, Inc., Liberty Satellite & Technology, Inc. and On Command Corporation ceased to be public companies and to file such reports and other information with the Securities and Exchange Commission.

        You should rely only on the information contained or incorporated by reference into this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Registration.

        The following table sets forth the costs and expenses payable by us in connection with the transaction being registered. All amounts are estimates except the registration fee.

Registration fee	$11,877.20
Transfer agent and registrar fees and expenses	25,000.00
Legal fees and expenses	50,000.00
Accounting fees and expenses	15,000.00
Printing and engraving expenses	20,000.00
Miscellaneous	25,000.00

Total	$146,877.20

Item 15. Indemnification Of Directors And Officers.

        Section 145 of the Delaware General Corporation Law ("DGCL") provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its securityholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its securityholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

        Article V, Section E of the Restated Certificate of Incorporation, as amended (the "Liberty Charter"), of Liberty Media Corporation, a Delaware corporation ("Liberty"), provides as follows:

        1.    Limitation On Liability.    To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of Liberty shall not be liable to Liberty or any of its securityholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of Liberty existing at the time of such repeal or modification.

        2.    Indemnification.

  (a)
  Right to Indemnification. Liberty shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of Liberty or is or was serving at the request of Liberty as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based upon matters which antedate the adoption of Section E of the Liberty Charter. Liberty shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of Liberty.

  (b)
  Prepayment of Expenses. Liberty shall pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

  (c)
  Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by Liberty, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, Liberty shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

  (d)
  Non-Exclusivity of Rights. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Liberty Charter, Liberty's Bylaws, agreement, vote of securityholders or resolution of disinterested directors or otherwise.

  (e)
  Other Indemnification. Liberty's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

        3.    Amendment or Repeal.    Any amendment, modification or repeal of the foregoing provisions of Section E of the Liberty Charter shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Item 16. Exhibits And Financial Statement Schedules.

  (a)
  Exhibits. The following is a complete list of Exhibits filed as part of this registration statement.

Exhibit No.	Document
2.1	Share Exchange Agreement, dated as of August 18, 2003, among the Registrant and the Stockholders named therein (incorporated by reference to Exhibit 7(j) to the Statement of Liberty Media Corporation in respect of UnitedGlobalCom, Inc. on Schedule 13D/A, as filed on August 21, 2003).
2.2	Amendment to Share Exchange Agreement, dated as of December 22, 2003, among the Registrant and the Stockholders named on the signature pages thereto.†
2.3	Noncompetition and Nonsolicitation Agreement, dated as of December 19, 2003, between Liberty Media Corporation and Mark L. Schneider, the Executive named therein (including a schedule setting forth the names of the other Executives who are parties to, and the differing terms of, agreements that are substantially identical to the agreement filed in this Exhibit).†
4.1	Specimen certificate for shares of Series A common stock, par value $.01 per share, of Liberty Media Corporation (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 of Liberty Media Corporation, File No. 333-55998, as filed on February 21, 2001).
4.2	Registration Rights Agreement, dated as of December 19, 2003, among Liberty Media Corporation and the Holders named therein.†
5.1	Opinion of Baker Botts L.L.P. with respect to the validity of the shares of Series A common stock being registered.
23.1	Consent of KPMG LLP.
23.2	Consent of KPMG Audit plc.
23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1	Power of Attorney.†

  †
  Previously filed.

  (b)
  Financial Statement Schedules. Schedules not listed above have been omitted because the information to be set forth therein is not material, not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Liberty pursuant to the foregoing provisions, or otherwise, Liberty has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Liberty of expenses incurred or paid by a director, officer or controlling person of Liberty in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Liberty will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        Liberty hereby undertakes:

  (1)
  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  (2)
  that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (3)
  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

  (4)
  that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on January 23, 2004.

LIBERTY MEDIA CORPORATION
By:	/s/ ROBERT R. BENNETT Name: Robert R. Bennett Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated:

Name	Title	Date

* John C. Malone	Chairman of the Board and Director	January 23, 2004
* Robert R. Bennett	President, Chief Executive Officer (Principal Executive Officer) and Director	January 23, 2004
* Gary S. Howard	Executive Vice President, Chief Operating Officer and Director	January 23, 2004
* David J.A. Flowers	Senior Vice President and Treasurer (Principal Financial Officer)	January 23, 2004
* Christopher W. Shean	Senior Vice President and Controller (Principal Accounting Officer)	January 23, 2004
* Donne F. Fisher	Director	January 23, 2004
* Paul A. Gould	Director	January 23, 2004
* Jerome H. Kern	Director	January 23, 2004
* Larry E. Romrell	Director	January 23, 2004

* David E. Rapley	Director	January 23, 2004
* M. LaVoy Robison	Director	January 23, 2004
/s/ CHARLES Y. TANABE Attorney in Fact

EXHIBIT INDEX

Exhibit No.	Document
2.1	Share Exchange Agreement, dated as of August 18, 2003, among the Registrant and the Stockholders named therein (incorporated by reference to Exhibit 7(j) to the Statement of Liberty Media Corporation in respect of UnitedGlobalCom, Inc. on Schedule 13D/A, as filed on August 21, 2003).
2.2	Amendment to Share Exchange Agreement, dated as of December 22, 2003, among the Registrant and the Stockholders named on the signature pages thereto.†
2.3
Noncompetition and Nonsolicitation Agreement, dated as of December 19, 2003, between Liberty Media Corporation and Mark L. Schneider, the Executive named therein (including a schedule setting forth the names of the other Executives who are parties to, and the differing terms of, agreements that are substantially identical to the agreement filed in this Exhibit).†
4.1
Specimen certificate for shares of Series A common stock, par value $.01 per share, of Liberty Media Corporation (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 of Liberty Media Corporation, File No. 333-55998, as filed on February 21, 2001).
4.2	Registration Rights Agreement, dated as of December 19, 2003, among Liberty Media Corporation and the Holders named therein.†
5.1	Opinion of Baker Botts L.L.P. with respect to the validity of the shares of Series A common stock being registered.
23.1	Consent of KPMG LLP.
23.2	Consent of KPMG Audit plc.
23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1	Power of Attorney.†

†
Previously filed.

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TABLE OF CONTENTS
COMPANY SUMMARY
RISK FACTORS
CAUTIONARY STATEMENTS CONCERNING FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE TO FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX